EXHIBIT (a)(1)(iii)

IBIO, INC.

ELECTION FORM

RE: TENDER OF ELIGIBLE EXCHANGE OPTIONS PURSUANT TO THE OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK FOR A NUMBER OF REPLACEMENT OPTIONS EXERCISABLE AT A LOWER PRICE

THE OFFER EXPIRES AT 5:00 P.M. EASTERN TIME ON FEBRUARY 20, 2019,

UNLESS THE OFFER IS EXTENDED

Name:

Before making your election, please make sure you have received, read and understand the documents that make up this Offer, including: (1) the Offer to Exchange Certain Outstanding Options to Purchase Common Stock for a Number of Replacement Options Exercisable at a Lower Price, dated January 22, 2019, as amended (the “Offer to Exchange”); (2) this Election Form, including the list of your eligible options below; (3) the Terms of Election; (4) the 2018 Omnibus Equity Incentive Plan; and (5) the form of stock option grant notice under the 2018 Plan (collectively, the “Offer Documents”). The Offer is subject to the terms of the Offer Documents as they may be amended. The Offer provides eligible employees and non-employee directors who hold Eligible Exchange Options the opportunity to exchange these options for new replacement options as set forth in Section 1 of the Offer to Exchange entitled “Eligibility; Number of Options; Offer Expiration Date.” This Offer expires at 5:00 P.M. Eastern Time on February 20, 2019, unless extended. Defined terms used in this election form without definition will have the meanings given to such terms in the Offer to Exchange.

You may access the Offer Documents through the U.S. Securities and Exchange Commission’s website at: http://www.sec.gov, by emailing esop@ibioinc.com, or by calling (303) 384-1400. Copies will be provided promptly at our expense.

Details on your Eligible Exchange Options are set forth in the table below.

Type	Grant Date	Exercise Price	Total Shares	Shares Vested	Exchange Ratio	Exchange Entire Eligible Option
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No

To elect to exchange or withdraw your Eligible Options, complete the table above. If you do not complete the requested information and clearly mark the applicable box, your attempted election or withdrawal will not be valid.

In accordance with the terms outlined in the Offer Documents, if you elect to exchange your Eligible Exchange Options, you will receive new replacement options as determined in accordance with the Offer Documents using the exchange ratios set forth in the Offer Documents (rounded down to the nearest whole number with respect to each new replacement option on a grant-by-grant basis), as described in Section 1 of the Offer to Exchange entitled “Eligibility; Number of Options; Offer Expiration Date.”

Please note that you may withdraw your election by submitting a new properly completed and signed election form prior to the Offer expiration date, which will be 5:00 P.M. Eastern Time on February 20, 2019, unless we extend the Offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS AND CONDITIONS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS. YOU WILL LOSE YOUR RIGHTS TO ALL EXCHANGED OPTIONS THAT ARE CANCELLED UNDER THE OFFER AND EXCHANGED FOR NEW REPLACEMENT OPTIONS.

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Your signature and submission of this election form indicates that you have read and agreed to the Terms of Election and the Offer to Exchange.

(Signature of Optionee or Authorized Signatory)

(Optionee’s Name, please print in full)

Date:                     , 2019

Address:

Email address:

EMAIL A COPY OF THIS ENTIRE ELECTION FORM TO ESOP@IBIOINC.COM, FAX THIS ENTIRE ELECTION FORM TO (212) 246-8330, OR SUBMIT THIS ENTIRE ELECTION FORM BY FEDERAL EXPRESS (OR SIMILAR DELIVERY SERVICE) OR A HAND DELIVERY SERVICE TO 600 MADISON AVENUE, SUITE 1601 NEW YORK, NY 10022-1737, NO LATER THAN 5:00 P.M. EASTERN TIME ON FEBRUARY 20, 2019.

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